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Exhibit 11.1 Earnings per Share Calculation

                                                                                   FISCAL YEAR ENDED MARCH 31,
                                                                                    1999               1998
                                                                                 ------------      ------------
Net loss applicable to common stock                                              $(2,311,220)      $(2,623,595)

Weighted average number of common shares equivalent:
Common shares outstanding                                                          4,615,329         3,941,811
Common equivalent shares representing shares
issuable upon exercise of stock options and warrants                                      --                --

Incremental common equivalent shares (calculated using the higher of end of period or average fair market value)

             Total weighted average shares - as adjusted                           4,615,329         3,941,811

Basic                                                                            $     (0.50)      $     (0.67)
Diluted                                                                          $     (0.50)      $     (0.67)